Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Statements and Experts”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in the Prospectus/Information Statement and to the incorporation by reference in the Statement of Additional Information of our report dated November 22, 2013 with respect to the financial statements and financial highlights of Touchstone Mid Cap Value Fund, a series of Touchstone Funds Group Trust, and our report dated August 23, 2013 with respect to the financial statements and financial highlights of Touchstone Mid Cap Value Opportunities Fund, a series of Touchstone Strategic Trust, in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 10, 2014